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                                             EXHIBIT 99(1)


                                             January 2, 1998
FOR RELEASE:   Immediately
CONTACT:       Denise VanBuren, (914) 471-8323


    Central Hudson, Parties Reach Revised Settlement Agreement

     After several months of renewed negotiations, a revised Settlement Agreement has been reached between Central Hudson, the staff of the New York State Department of Public Service and several parties involved in the Competitive Opportunities Proceeding being conducted to open the state's electric industry to competitive forces. The Agreement may be considered by the PSC at its January 21 session, and if accepted, could become effective in February 1998.

     The three and a half-year accord includes a continuation of Central Hudson's rate freeze, which has been in effect for all customers since 1993; economic development enhancements to create and maintain jobs in the Mid-Hudson Valley; and a phased-in program to provide all customers with the opportunity to choose their energy supplier beginning in 1998. "For more than a year, we've worked diligently to create a plan which responsibly and effectively gives residents and businesses of the Mid-Hudson Valley the ability to select who supplies their electricity. At the same time, this agreement also protects the best interests of our customers, our shareholders, and our employees," said Arthur Upright, Assistant Vice President of Cost & Rate and Financial Planning. "Importantly, it also ensures that Central Hudson will retain its position as the lowest-cost electric utility in New York following the four-year transition to a fully competitive electric market."

     According to Upright, among the most significant revised developments in the Settlement is an agreement that Central Hudson will place up for auction the Danskammer Generating Station and its share of the Roseton Electric Generating Station, with the sale and transfer completed by June 30, 2001. Central Hudson has maintained the right to bid in the auction. As a result of the auction process, Central Hudson will have the opportunity to recover prudently incurred investments made on behalf of customers to meet their long-term energy needs. The auction will also provide customer benefits if the auction results in the sale of assets above their book value as determined by regulation. An Auction Plan must be filed with the PSC at least six months prior to the scheduled auction date.

     Other key components include a provision to participate in a statewide program to support public policy initiatives such as Energy Efficiency and renewable sources for electricity production; creation of a mechanism for implementing retail transmission tariffs that have limited application during the transition period; and a determination that customers participating in the Company's "Customer Choice Plan for Farmers and Food Processing Businesses" will do so under terms of the Settlement Agreement once it becomes effective.
     "The Settlement Agreement also lays the groundwork for a new corporate structure at Central Hudson. On or before June 30, 2001 Central Hudson will establish a Holding Company which will include a regulated distribution company that will maintain the system of wires and pipelines which delivers electricity and natural gas to customers," Upright said. "This company will continue to reliably and safely deliver energy here in the Mid-Hudson Valley, and will also provide the services -- such as new installations, meter reading, and restoration of service following storms -- for which customers have turned to Central
Hudson for a century," Upright said.

     He added that the Holding Company will include unregulated companies which will provide a variety of new services to customers within and outside the Mid-Hudson Valley region.




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